Exhibit 10.3

February 27, 2019

ADES International Holding Ltd.
Unit 517, Floor 5, Index Tower
DIFC, UAE, Dubai - PO Box: 507118
Attention: Dr. Mohamed Farouk
Morcos William

Reference is made to that certain (i) Sale and Purchase Agreement, dated as of July 11, 2018, by and between Weatherford Worldwide Holdings GmbH, a Swiss company with limited liability (“Seller”), and ADES International Holding Ltd., a Dubai International Financial Centre entity (“Purchaser”), pertaining to the purchase by Purchaser of certain land drilling rig assets and operations of Seller and its Affiliates in the Republic of Algeria and State of Kuwait, as amended by that certain side letter with respect to the Initial Closing of the Kuwait Assets, dated October 31, 2018 (the “Kuwait Side Letter”), (as may be further amended, supplemented or modified from time to time, the “AK Purchase Agreement”), (ii) Sale and Purchase Agreement, dated as of July 11, 2018, by and between Seller and Purchaser pertaining to the purchase by Purchaser of certain land drilling rig assets and operations of Seller and its Affiliates in the Kingdom of Saudi Arabia, as amended by that certain side letter, dated November 30, 2018 (the “KSA Side Letter”), (as may be further amended, supplemented or modified from time to time, the “KSA Purchase Agreement” and collectively with the AK Purchase Agreement, the “Purchase Agreement”) and (iii) Bridging Agreement, by and between Purchaser and Seller, dated as of July 11, 2018. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

In consideration of the mutual agreements, provisions and covenants contained in this letter agreement and the Purchase Agreement, pursuant to Sections 11.2 and 11.3 of the Purchase Agreement, Seller and Purchaser hereby agree as follows:

1.	Subsequent Closing Payments; Release.

(a)
At the Subsequent Closing, Purchaser shall pay to Seller an amount equal to $40,000,000 for the Algeria Assets to be sold at the Subsequent Closing, as further set forth in paragraph 2 below. At or immediately following the Subsequent Closing, Seller shall pay to Purchaser an amount equal to the Settlement Amount set forth in Schedule I to this letter agreement in full without any deduction, withholding or set off of any nature whatsoever.

(b)
The Parties each acknowledge and agree that the payments, offsets and reimbursements described in Schedule I are and intended to fully and finally resolve all matters described in Schedule I (except as otherwise set forth therein). Accordingly, upon payment by Seller to Purchaser of the amount set forth in paragraph 1(a) above and Schedule I, Purchaser and Seller, each on behalf of itself and its respective stockholders and Affiliates, hereby irrevocably and forever releases, acquits and discharges the other Party and their respective stockholders and Affiliates of and from any and all claims, counterclaims, actions, causes or rights of action, suits, Liabilities, Losses, assertions, allegations, contentions, controversies and demands of any kind or nature whatsoever, whether at law or in equity, that either Purchaser or Seller or their respective stockholders or Affiliates now have, ever had or may have had, whether directly or in a representative or any other capacity, for, upon or by reason of any act, omission or other matter, cause or thing, in each case to the extent arising from the matters described in Schedule I (except as otherwise set forth therein). The foregoing includes an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by applicable Law. The

Parties further expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases.

2.
Rigs; Algeria Purchased Assets. The Parties agree that at the Subsequent Closing, the Algeria Assets will be purchased and sold pursuant to Sections 2.1 and 2.2 of the AK Purchase Agreement, except as follows:

(a)
Rigs numbered 814 and 815 and the related equipment and inventories, each as more fully described in Section 1.1(b)(i) of the Seller Disclosure Schedule (individually, each such Rig a “Delayed Algeria Rig” and collectively, the “Delayed Algeria Rigs”), shall not be transferred at the Subsequent Closing. The Parties agree that Seller shall move the Delayed Algeria Rigs and related equipment and inventory set forth in Schedule II from their current location to the FENNEC bonded yard, Hassi Messaoud (the “Bonded Area”), such process to be commenced by Seller as promptly as practicable following the Subsequent Closing. Seller shall use commercially reasonable best efforts to complete the transfer process as promptly as practicable. The transfer of each Delayed Algeria Rig and related equipment and inventory shall occur promptly following the time at which the relevant Delayed Algeria Rig arrives at the Bonded Area (and evidence reasonably satisfactory to Purchaser has been provided to Purchaser) (the date each such transfer occurs being the “Delayed Algeria Rig Transfer Date”). For purposes of the foregoing, the Parties further agree that (a) Seller shall (as a condition of Purchaser’s obligation to proceed with the purchase of the relevant Delayed Algeria Rig on the relevant Delayed Algeria Rig Transfer Date) be responsible for maintaining all customs consents required to transfer such Delayed Algeria Rig in the Bonded Area (but to the extent only that any such customs consent is required under applicable Law, as reasonably determined by Seller’s legal counsel, and not otherwise), (b) risk in the Delayed Algeria Rigs shall remain with Seller and the relevant Selling Entity until the relevant Delayed Algeria Rig Transfer Date, (c) the transfer to each Delayed Algeria Rig shall be documented pursuant to a stand-alone Asset Transfer Agreement (each a “Delayed Algeria Rig Asset Transfer Agreement”), (d) Seller shall comply with Section 2.12 of the AK Purchase Agreement until the relevant Delayed Algeria Rig Transfer Date and (e) notwithstanding the delayed transfer of the Delayed Algeria Rigs, for purposes of the AK Purchase Agreement, the Subsequent Closing shall be deemed to have occurred on the date on which the purchase and sale of the other Algeria Assets has been consummated. For purposes of (b) above, the Parties agree that Sections 6.1(f) through (h) of the AK Purchase Agreement shall not apply, however in the event any Delayed Algeria Rig becomes inoperable or is destroyed prior to the relevant Delayed Algeria Rig Transfer Date, then the applicable Delayed Algeria Rig shall be deemed an “Excluded Rig” for purposes hereof and Purchaser shall not be required to proceed with the purchase of such Delayed Algeria Rig and shall be entitled to the immediate release from escrow and return of the Remaining Deposit (as defined below) in respect of such Delayed Algeria Rig.

(b)
In furtherance of its obligations to move the Delayed Rigs as set forth in paragraph 2(a) above, Seller shall pay, when due, all costs actually incurred by Purchaser relating to the transport of the Delayed Algeria Rigs to the Bonded Area. Conversely, Purchaser shall pay all costs related to the storage of the Delayed Algeria Rigs in the Bonded Area to the extent for each Rig these relate to a period after the relevant Delayed Algeria Rig Transfer Date for such Rig.

(c)
For purposes of paragraph 1(a) and paragraph 2(a) above, the Parties agree that at the Subsequent Closing, the Algeria Cash Consideration shall be reduced by an amount equal to $20,000,000, which such amount shall instead be paid on each Delayed Algeria Rig Transfer Date (in an amount equal to $10,000,000 per Delayed Algeria Rig). In addition, the amount of the Deposit to be credited against the Purchase Price for the Algeria Assets at the Subsequent Closing shall be reduced by $6,000,000, with the remaining $3,000,000 (the “Remaining Deposit”), being held in escrow until the relevant Delayed Algeria Rig Transfer Date (when it shall be reduced in an amount equal to $1,500,000 per Delayed Algeria Rig).

(d)
On each Delayed Algeria Rig Transfer Date (i) Seller shall deliver or cause to be delivered to Purchaser (A) the Delayed Algeria Rig Asset Transfer Agreement executed by the Selling Entity, (B) a certificate dated as of the Delayed Algeria Rig Transfer Date confirming the incumbency of each officer of the Selling Entity executing the Delayed Algeria Rig Asset Transfer Agreement, and (C) a release of any Encumbrance over such Delayed Algeria Rig and (ii) Purchaser shall deliver or cause to be delivered to Seller (x) a release of the amount of the Remaining Deposit to be released in respect of such Delayed Algeria Rig plus the balance of the amount due in respect of the applicable Delayed Algeria Rig under paragraph 2(b) above, (y) the Delayed Algeria Rig Asset Transfer Agreement executed by the Designated Affiliate and (z) a certificate dated as of the Delayed Algeria Rig Transfer Date confirming the incumbency of each officer of the Designated Affiliate executing the Delayed Algeria Rig Asset Transfer Agreement.

(e)
In respect of the Delayed Algeria Rigs, for the avoidance of doubt (i) Liabilities will only be Assumed Liabilities to the extent they relate to a period on or after the relevant Delayed Algeria Rig Transfer Date, (ii) Retained Taxes shall include any Taxes on or with respect to the relevant Delayed Algeria Rig for any period prior to the relevant Delayed Algeria Rig Transfer Dates and (iii) Article 9 of the AK Purchase Agreement shall apply on the basis that Seller shall be responsible for all Tax Returns and Taxes on the Delayed Algeria Rigs up to the relevant Delayed Algeria Rig Transfer Dates.

(f)
On the applicable Delayed Algeria Rig Transfer Date, solely with respect to the Delayed Algeria Rigs and the applicable Selling Entity, Seller repeats the representations and warranties set forth in Sections 3.2, 3.3, 3.8(a), 3.8(b), and 3.23 of the AK Purchase Agreement. On the applicable Delayed Rig Transfer Date, Seller represents and warrants that the applicable Delayed Algeria Rig, when reassembled by Purchaser using the equipment and inventory included in the Algeria Assets, and using reasonable and customary methods for such re-assembly, including normal mobilization requirements for a rig which has been stored unassembled for as long as such Delayed Algeria Rig, such Delayed Algeria Rig will be in good working order.

(g)
Once it occurs (and except as provided for in this letter agreement) the transfer of the Delayed Algeria Rigs shall have taken place as part of the Subsequent Closing and Section 8.1 of the AK Purchase Agreement shall apply to the representations, warranties and covenants made by Seller under this letter agreement and the relevant Selling Entity under the Delayed Algeria Rig Asset Transfer Agreements (as if they had been made at the Subsequent Closing) save that any time limit that applies in respect of the Delayed Algeria Rigs for the purposes of Section 8.4 of the AK Purchase Agreement shall be calculated by reference to the Delayed Algeria Rig Transfer Date for that Delayed Algeria Rig rather than the Subsequent Closing Date.

(h)
In the event that the transfer of the Delayed Algeria Rigs as provided for in this paragraph 2 cannot be accomplished by the Subsequent End Date, then such date shall automatically be extended, without any further action on behalf of the Parties, to May 30, 2019, which shall thereafter be the Subsequent End Date for purposes of the AK Purchase Agreement. If any Delayed Algeria Rig has not been transferred by the Subsequent End Date, as extended pursuant to this paragraph 2(h), then Purchaser (but not Seller either under this paragraph or under Section 7.1(i) of the AK Purchase Agreement) shall be entitled to terminate the AK Purchase Agreement in respect of such Delayed Algeria Rig pursuant to Section 7.1(i) of the AK Purchase Agreement, in which case it shall not be required to proceed with the purchase of such Delayed Algeria Rig and shall be entitled to the immediate release from escrow and return of the Remaining Deposit (as defined below) in respect of such Delayed Algeria Rig.

(i)
For purposes of Section 1.1(b) of the AK Purchase Agreement, the Parties acknowledge and agree that the Purchased Assets shall include the equipment listed in Section 1.1(b)(i) of the second supplement to the Seller Disclosure Schedule, delivered to Purchaser and dated as of the date hereof, with the exception of the assets identified under the tab “Missing Assets”, which shall not be Purchased Assets, but will be excluded from the Subsequent Closing (“Excluded Assets”); it being further acknowledged and agreed that the equipment identified under the tab “Extra Assets” would be transferred and sold to Purchaser at the Subsequent Closing at no additional cost in replacement of the Excluded Assets. In furtherance of the foregoing, Purchaser hereby unconditionally and irrevocably waives any and all claims, actions, causes of action, demands, rights, benefits, claims for indemnification or otherwise it may have against Seller or its Affiliates with respect or otherwise relating to the Excluded Assets.

3.
Algeria Purchase Orders. With respect to the AK Purchase Agreement, Seller has advised Purchaser of outstanding purchase orders in the approximate amount of $1,806,658.70. Liability for payments on the balance of outstanding purchase orders such approximate amount will be determined in accordance with this paragraph 3. At the Subsequent Closing, Purchaser agrees to assume all payment obligations arising from such purchase orders that become due after the Subsequent Closing Date, and for which goods have not been delivered (or services rendered) as of the Subsequent Closing Date which payment obligations have an estimated aggregate amount of $1,092,255.01 (with all other payments and liabilities in respect of such purchase orders remaining the responsibility of Seller and its Affiliates) (the “Category A Purchase Orders”). Accordingly, it is anticipated the approximate amount of purchase orders which are not Category A Purchase Orders will be $714,403.69 (“Category B Purchase Orders”). During the three Business Days period following the Subsequent Closing, Purchaser and Seller will form a committee to review and examine the actual date of on-ground delivery of goods or the date on which services were actually rendered for purposes of determining whether or not, with respect to the Category A Purchase Orders, goods were delivered (or services rendered) prior to the Subsequent Closing Date. It is further agreed that with respect to Category B Purchase Orders, Purchaser shall notify Seller within five Business Days following the Subsequent Closing as to which such Category B Purchase Orders Purchaser (in its discretion) wishes to continue, in which case Purchaser shall be liable for all payment obligations that become due after the Subsequent Closing Date arising from those Category B Purchase Orders for which goods have not been delivered (or services rendered) as of the Subsequent Closing Date which Purchaser has elected to continue as aforesaid (with all other payments and liabilities in respect of the Category B Purchase Orders remaining the responsibility of Seller and its Affiliates). For purposes of such determination, the Parties agree to use such customary documents as are readily available, including delivery manifests, yard or rig manifests, service work approvals, and service delivery sheets (and the date of delivery on Seller’s internal purchase order system shall be disregarded). Purchaser agrees that Seller may immediately cancel any Category B Purchase Orders (or any purchase orders that are finally determined not to be Category A Purchase Orders following the review and examination described above) under which Purchaser does not assume a payment obligation under this paragraph 3, without Liability to Purchaser (although such cancellation shall be in respect of the future performance of the purchase orders only). Following the Subsequent Closing, the Parties agree to attach to this letter agreement a schedule of respective payments for Category A Purchase Orders and all Category B Purchase Orders as finally determined in accordance with this paragraph 3. For the avoidance of doubt, (I) any payments owed by a Party pursuant to this paragraph 3 shall by made by the relevant Party directly to the vendor and/or supplier set forth in the applicable purchase order and (II) any equipment, inventory or other asset delivered pursuant to a Category A Purchase Order or Category B Purchase Order shall be deemed a “Purchased Asset.” To the extent permitted by the terms of the applicable purchase order and upon Purchaser’s written request, Seller and its Affiliates will assign to Purchaser or its Designated Affiliates supplier warranties regarding the goods and services delivered/rendered under the Category A Purchase Orders and the Category B Purchase Orders. Purchaser shall indemnify the Seller Indemnified Parties in accordance with Article 8 of the AK Purchase Agreement for all Losses incurred by a Seller Indemnified Party arising from the non-payment by Purchaser of any amounts due under the Category A Purchase Orders and Category B Purchase Orders for which it has assumed a payment obligation under this paragraph 3. Seller shall indemnify the Purchaser Indemnified Parties in accordance with Article 8 of the AK Purchase Agreement for all Losses incurred by a Purchaser Indemnified Party arising from the non-payment by Seller of any amounts due under the Category A Purchase Orders and Category B Purchase Orders for which it has retained a payment obligation under this paragraph 3.

4.	Customs.

(a)
The Parties acknowledge and agree that, for purposes of the consent of the Regional Customs Director described in Section 6.1(c) of the Seller Disclosure Schedule, the Regional Customs Director has indicated, in a letter dated December 23, 2018 (“Customs Letter”), that a global authorization of assignment will be issued upon (i) the identification and location information of the purchaser, (ii) delivery of the documents numbered 1 to 5 in the Customs Letter and (iii) settlement of any possible litigation (collectively, the “Conditions”).

(b)
As a covenant under the AK Purchase Agreement, Seller undertakes to procure the satisfaction of the Conditions promptly following the Subsequent Closing, and will indemnify the Purchaser Indemnified Parties, as a breach of a covenant under Section 8.1(b) of the AK Purchase Agreement, for any Losses incurred by the Purchaser Indemnified Parties in relation to a failure by Seller to procure the satisfaction of the Conditions or delay in satisfying those Conditions; provided, that the Parties agree that Seller shall not be considered in breach of the foregoing covenant within the 90 day period after the Subsequent Closing if during such period Seller has used commercially reasonable best efforts to procure the satisfaction of the Conditions.

(c)
Notwithstanding anything in this paragraph 4 to the contrary, Purchaser hereby waives any requirement or condition that Rigs 814 and 815 be under the temporary importation regime at the applicable Delayed Algeria Rig Transfer Date.

5.	Credit and Performance Support Obligations.

(a)
In accordance with the KSA Side Letter, Section 5.11 of the AK Purchase Agreement is hereby further amended and restated, and supersedes the amendment and restatement agreed by the Parties in the Kuwait Side Letter, as follows:

“Purchaser shall use its commercially reasonable best efforts to cause Seller and the Selling Entities (as applicable) and their respective Affiliates to be absolutely and unconditionally relieved on or prior to the relevant Closing of all Liabilities arising out of the letters of credit, performance bonds, custom bonds, corporate guarantees and other similar items issued and outstanding in connection with the Business and Purchased Assets to which that Closing relates as listed in Section 5.11 of the Seller Disclosure Schedule (together the “Seller Guarantees”), and Purchaser shall, in accordance with the procedures set forth in Article 8, indemnify Seller, the Selling Entities and their respective Affiliates against any Losses arising from the Seller Guarantees to the extent such Losses are the result of the act or omission of Purchaser or its Designated Affiliates after the relevant Closing to which such Seller Guarantees relate. Purchaser agrees to continue to use its commercially reasonable best efforts after the relevant Closing to which such Seller Guarantees relate to relieve Seller and the Selling Entities and their respective Affiliates of all such Seller Guarantees to which the Closing relates; provided that Purchaser shall not be obligated to assume any Liability for the acts or omissions of Seller or the Selling Entities or their respective Affiliates (including for purposes of this Section 5.11 the Joint Venture) or any Liabilities that relate to the period prior to Closing. As a covenant under this Agreement, Seller shall cause all of the Seller Guarantees to be maintained in full force and effect as follows: (i) for Algeria, for a period of up to 90 days following the applicable Closing for that jurisdiction; provided that if the aggregate amount of Seller Guarantees at the Closing for Algeria exceeds the Relevant Amount, then Seller shall cause to be maintained such Seller Guarantees in excess of the Relevant Amount in Algeria for a period of up to 180 days following the applicable Closing (but only with respect to such excess) and (ii) for Kuwait, for a period of up to 180 days following the applicable Closing for that jurisdiction. For purposes of this Section 5.11, “Relevant Amount” means $8,863,570 in Algeria. The other terms upon which the Seller Guarantees will be maintained are set forth in the Transition Services Agreement and the Seller hereby agrees to maintain the Seller Guarantees for the periods referred to in the Transition Services Agreement. Seller shall update Section 5.11 of the Seller Disclosure Schedule to remove any Seller Guarantees that are no longer required, but shall only be entitled to add new Seller Guarantees to Section 5.11 of the Seller Disclosure Schedule where such new Seller Guarantees are required to be maintained pursuant to Drilling Contracts that have been entered into after the Effective Date, or which have been required for the importation of assets that are included within the Purchased Assets that are to be sold to Purchaser.”

(b)
For the avoidance of doubt, Seller confirms that in the updated list of Seller Guarantees provided on the date hereof with the updated Section 5.11 of the Seller Disclosure Schedule, the only guarantees listed in relation to Rigs 814 and 815 are customs guarantees, except the performance guarantee issued to Sonatrach for the purpose of the drilling contract covering Rigs 810, 814 and 815 (the “Sonatrach Multiple Guarantee”). It is also agreed that (i) Purchaser shall also be entitled to check the updated list after the Subsequent Closing to identify Seller Guarantees that are no longer required or which do not relate to Purchased Assets, in which case notwithstanding the terms of Section 5.11 of the AK Purchase Agreement such Seller Guarantees shall be removed from the list and shall not at any stage be considered to be Seller Guarantees, so that Purchaser shall have no Liabilities in respect of the same whether under the AK Purchase Agreement or the Transition Services Agreement, (ii) subject to paragraph (iii) below, Purchaser shall have no Liabilities in respect of any Seller Guarantees that continue to be required in relation to Rigs 814 and 815 (or any obligation to make any payment pursuant to the Transition Services Agreement in respect of the maintenance of the same pursuant) in respect of any period prior to the Delayed Algerian Rig Transfer for such Rig, and (iii) paragraph (ii) shall not apply in respect of the Sonatrach Multiple Guarantee.

(c)
The Parties agree that Exhibit A of the Transition Service Agreement shall be updated to reflect the amendment and restatement of Section 5.11 of the AK Purchase Agreement as set forth in paragraph 5(a) above.

6.	Novation Agreements.

(a)
For the avoidance of doubt, the Parties confirm that for purposes of the AK Purchase Agreement and KSA Purchase Agreement, (i) all Liabilities under any Drilling Contract subject of a Novation Agreement, or under any Novation Agreement, that arise from and after the relevant Closing (and to the extent relating to a period on or after such Closing) will be “Assumed Liabilities”, and all such Liabilities that arise or relate to a period prior to Closing will be “Excluded Liabilities” and (ii) with respect to the definition of “Assumed Liabilities” in Section 1.1 of the AK Purchase Agreement and KSA Purchase Agreement, “Liabilities” assumed by Purchaser under the Novation Agreements refers only to Liabilities under the Novation Agreements that arise from and after the relevant Closing (and to the extent relating to a period on or after such Closing).

(b)
Purchaser acknowledges and confirms that Rig 802 is in the process of being demobilized from the last well under the existing Drilling Contract. Seller on behalf of itself and its Affiliates hereby waives any entitlement to share in or receive all or any part of the demobilisation fee payable under the Drilling Contract for Rig 802 (with Repsol Exploration Argelia S.A.) and agrees that the full amount of that demobilization fee shall be retained by Purchaser or its Designated Affiliate. To the extent that Seller or any of its Affiliates receives any part of such demobilisation fee, Seller shall procure that such payment is promptly paid over to Purchaser or its Designated Affiliate. Notwithstanding the preceding, Purchaser shall be responsible for, and shall pay Seller any costs reasonably incurred by Seller in connection with the demobilization and transport of Rig 802 from its current location as part of the demobilization of Rig 802, notwithstanding that such demobilization costs may have been incurred prior to the Subsequent Closing.

(c)
The Parties acknowledge that pursuant to the Novation Agreement in respect of Rig 810 (with Sonatrach), Weatherford Holdings BVI Limited (“WHBL”) has agreed to guarantee the performance by Purchaser’s Designated Affiliate under the related Drilling Contract. It is therefore agreed that, for the duration of the Drilling Contract (and any extensions or other amendments thereto) (i) where WHBL is or becomes subject to any Liability arising from and after the Subsequent Closing (and to the extent relating to a period on or after Subsequent Closing) with respect to such guarantee, such Liabilities will be “Assumed Liabilities” for the purposes of the AK Purchase Agreement for which indemnification shall be available to Seller in accordance with Article 8 thereof and (ii) where WHBL is or becomes subject to any Liability arising before the Subsequent Closing (or relating to a period prior to the Subsequent Closing) with respect to such guarantee, such Liabilities will be “Excluded Liabilities” for the purposes of the AK Purchase Agreement for which indemnification shall be available to Purchaser in accordance with Article 8 thereof. Purchaser agrees, and shall cause its Designated Affiliate to perform the services under the Novation Agreement in respect of Rig 810 and related Drilling Contract in accordance with, and subject to the terms thereof. Seller agrees that any claim by it under paragraph (i) above shall be a “Third Party Claim” to which Section 8.3 of the AK Purchase Agreement shall apply.

(d)
In the event that the Drilling Contract for Rig 810 (with Sonatrach) is terminated prior to December 31, 2019, Seller shall pay to Purchaser an amount equal to thirty three and one third percent (33 and 1/3%) of all amounts (including daily rate and other payments) that would have been payable by Sonatrach under such Drilling Contract had it not been terminated. Any payments owed shall be made in full without any deduction, withholding or set off of any nature whatsoever on or before the last Business Day of each month with respect to amounts owed for such month, with a final payment to be made on December 31, 2019. Notwithstanding the preceding, no amounts shall be owed by Seller to Purchaser if the Drilling Contract for Rig 810 is terminated by Sonatrach prior to December 31, 2019 as a result of, or due to a breach of such Drilling Contract by Purchaser or its Designated Affiliate.

(e)
Seller acknowledges that the Novation Agreements in respect of Rig 801 and 828 provide that payments prior to the effective date of such Novation Agreements shall be payable to WHBL. However, to the extent WHBL receives any sums due under the relevant Drilling Contracts in respect of any period after Closing Seller shall procure that such amount is immediately paid to Purchaser or as it shall direct in full without any deduction, withholding or set off of any nature whatsoever.

(f)
The Parties acknowledge that the Novation Agreement in respect of Rig 810 (with Sonatrach) (the “Rig 810 Novation Agreement”) has been submitted to Sonatrach for signature but has not yet been signed by Sonatrach and when it is signed it may have an effective date which is later than the Subsequent Closing Date. The Parties agree that notwithstanding any such later effective date for such Rig 810 Novation Agreement, as between the Parties paragraph 6(a) of this letter agreement shall apply from the Subsequent Closing Date in relation to Liabilities under the Drilling Contract in respect of Rig 810 and that from such Subsequent Closing Date all rights and benefits under the Drilling Contract in respect of Rig 810 shall belong to and be passed to the Purchaser’s Designated Affiliate. Unless and until the Rig 810 Novation Agreement is signed by Sonatrach, Seller shall procure that WBHL shall continue its corporate existence and shall hold such Rig 810 Drilling Contract and any monies, goods or other benefits received thereunder as trustee for Purchaser and its Designated Affiliate in title absolutely. Purchaser’s Designated Affiliate shall (if such sub-contracting is permissible and lawful under the Rig 810 Drilling Contract), as sub-contractor, perform all the obligations under such Rig 810 Drilling Contract and, where sub-contracting is not permissible, Purchaser’s Designated Affiliate shall perform such obligations as agent, or otherwise enter into such arrangements with Seller or its Affiliates, on commercially reasonable terms, under which Seller or its Affiliates would perform such obligations. Unless and until any such Rig 810 Drilling Contract is novated, Seller shall give all such assistance as Purchaser may reasonably require to enable Purchaser’s Designated Affiliate to enforce its rights under such Rig 810 Drilling Contract and (without limitation) shall provide access to all relevant books, documents and other information in relation to such Rig 810 Drilling Contract as Purchaser may reasonably require from time to time.

7.
Backlog. As an accommodation by Seller to Purchaser, Seller has agreed to cover, for thirty days, the discount granted to OC Sonatrach - First Calgary Petroleums LP - Algeria. The Parties agree that this discount will not be considered when calculating the Backlog for the Subsequent Closing.

8.
Employees. The Parties agree that the list of Transferring Employees referred to in Section 10.1(c) of the Purchaser Disclosure Schedule shall be replaced with the list attached as Schedule III to this letter agreement.

9.
Transition Services Agreement; Service Fee Free Period. The Parties agree that notwithstanding that the Additional Conditions referred to in Section 2.1 of the Transition Services Agreement have not been satisfied the Service Fee Free Period under the Transaction Services Agreement in respect of (i) KSA will expire on February 28, 2019, and (ii) Algeria will expire 45 days after the Subsequent Closing for Algeria.

10.	Miscellaneous.

1.
Each of the parties to this letter agreement represents and warrants that (i) such Person has all requisite corporate power and authority to execute, deliver and perform this letter agreement and (ii) the execution, delivery and performance of this letter agreement have been duly authorized by all requisite corporate approvals on the part of such Person.

2.
The Parties agree that Purchase Agreement is and shall continue to be in full force and effect in accordance with its terms, and, except as expressly set forth in this letter agreement, no other modification to the Purchase Agreement is agreed to or implied. Without limiting the generality of the foregoing, and for the avoidance of doubt, nothing in this letter agreement is intended to constitute a waiver of any right or otherwise modify the obligations of the Parties under the Purchase Agreement, including without limitation, with respect to any claim that Seller might have under Article 9 of the Purchase Agreement, or with respect the rights and obligations of the Parties in respect of the Iraq Rigs under the Kuwait Side Letter. This letter agreement and the schedules and exhibits hereto, together with the Purchase Agreement and the other Transaction Documents, constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof. The Parties further agree that Section 11.5, Section 11.6 and Sections 11.8 through 11.16 of the Purchase Agreement are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this letter agreement and the Parties hereto mutatis mutandis. For the avoidance of doubt, this letter agreement shall be deemed a “Transaction Document” for purposes of the Purchase Agreement.

11.
Seller Parent Guarantee. The Seller Parent has executed this letter agreement where provided for below to confirm that the guarantee it has given under Section 11.17 of the AK Purchase Agreement remains in full force and effect in accordance with its terms.

If the foregoing correctly sets forth your understanding of the subject matter hereof, please so indicate by executing this letter agreement in the space provided below.

(Signature page to follow)

Sincerely yours,

WEATHERFORD WORLDWIDE HOLDINGS GMBH

By:	/s/ Valentin Mueller
Name:	Valentin Mueller
Title:	Managing Officer

Signature page to Letter Agreement (Algeria)

Solely for purposes of paragraph 11 of this letter agreement:

WEATHERFORD INTERNATIONAL PLC

By:	/s/ Valentin Mueller
Name:	Valentin Mueller
Title:	Vice President

Signature page to Letter Agreement (Algeria)

Accepted and agreed on February 27, 2019:

ADES INTERNATIONAL HOLDING LTD.

By:	/s/ Dr. Mohamed Farouk
Name:	Dr. Mohamed Farouk
Title:	Director

Signature page to Letter Agreement (Algeria)